Exhibit 99.1
Brookdale Reports March 2022 Occupancy
Nashville, Tenn., April 8, 2022 – Brookdale Senior Living Inc. (NYSE: BKD) reported today its consolidated occupancy for March 2022.

Brookdale's Consolidated Occupancy
Weighted average
1Q 2021 69.6%
2Q 2021 70.5%
3Q 2021 72.5%
4Q 2021 73.5%
1Q 2022 73.4%
75%
70%
65%
Mar 2021
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
Jan 2022
Feb
Mar
Average for Month
Month-end

	2021										2022		
Occupancy	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar
Weighted avg.	69.4%	69.9%	70.5%	71.2%	72.0%	72.5%	73.0%	73.3%	73.5%	73.6%	73.4%	73.3%	73.6%
Month-end	70.6%	71.1%	71.6%	72.6%	73.3%	73.7%	74.2%	74.5%	74.3%	74.5%	74.2%	74.4%	75.0%

March 2022 Observations:
•Increased sequential weighted average occupancy by 30 bps and month-end occupancy by 60 bps, with growth across each segment.
•First quarter sequential weighted average occupancy change was relatively flat compared to typical seasonal decline, representing the best first quarter sequential occupancy change in ten years.
•Achieved over 2,000 move-ins during March, the highest number of move-ins since August 2019.
About Brookdale Senior Living
Brookdale Senior Living Inc. is the nation’s premier operator of senior living communities. The Company is committed to its mission of enriching the lives of the people it serves with compassion, respect, excellence and integrity. The Company operates independent living, assisted living, memory care, and continuing care retirement communities. Through its comprehensive network, Brookdale helps to provide seniors with care and services in an environment that feels like home. The Company’s expertise in healthcare, hospitality and real estate provides residents with opportunities to improve wellness, pursue passions and stay connected with friends and loved ones. Brookdale operates and manages 678 communities in 41 states as of March 31, 2022, with the ability to serve more than 60,000 residents. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook or Twitter.

Kathy MacDonald, SVP Investor Relations • 615-505-1968 • email: Kathy.macdonald@brookdale.com